Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS STRONGER SALES AND EARNINGS
FOR THE FOURTH QUARTER AND FISCAL YEAR 2015

MILWAUKEE, August 12, 2015/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter and fiscal year ended June 28, 2015.

Highlights:

•	Fourth quarter fiscal 2015 consolidated net sales were $539 million, an increase of $42 million or 8.5% compared to the prior year. Net sales increased $51.5 million or 10.4% before currency impacts

•	Fourth quarter fiscal 2015 consolidated adjusted net income was $23.0 million, a 58% improvement from the adjusted net income of $14.6 million in the fourth quarter of fiscal 2014

•	Fourth quarter fiscal 2015 adjusted diluted earnings per share was $0.51, a 65% improvement from the adjusted diluted earnings per share of $0.31 last year

•	Fiscal 2015 net sales increased by $36 million or 1.9% compared to last year. Net sales increased $65 million or 3.5% before currency impacts

•	Fiscal 2015 adjusted net income increased 66% to $64.8 million, or $1.42 per diluted share, from last year’s adjusted net income of $39.0 million or $0.82 per diluted share

“Sales and earnings significantly improved this year as we saw continued improvement in our key markets, a more normal start to the spring lawn and garden season, and solid execution of our strategy by our team,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. Teske continued, “The strong earnings improvement is due to executing our plan this year in a number of areas. We held or grew our engine market share. We expanded margins in both the engines and products businesses due to launching several new products, growing our portfolio of higher margin commercial products by completing two acquisitions in the job site and commercial turf categories, and executing on our cost reduction initiatives in the products business. These sales and profitability improvements were achieved despite significant foreign currency headwinds caused by a stronger U.S. dollar.”

“Our balance sheet remains strong with additional improvements in working capital that we anticipated at the beginning of the year”, added David J. Rodgers, Senior Vice-President and Chief Financial Officer. “Our balance sheet, and a 17% increase in cash flows from operations enabled us to repurchase $47 million of our common shares during the year and announce an 8% increase in the dividend reflecting our continued confidence in the outlook for our business.”

Consolidated Results:

Consolidated net sales for the fourth quarter of fiscal 2015 were $539 million, an increase of $42 million or 8.5% from the fourth quarter of fiscal 2014. Engine sales increased during the quarter primarily due to higher shipments to OEM customers in our key markets on improved market conditions and share gains. Net sales also benefited from the results of the Allmand and Billy Goat acquisitions, which closed in August 2014 and May 2015, respectively, and higher sales of commercial lawn and garden equipment. The increase in net sales was partially offset by the strengthening of the US dollar, predominantly against the Australian dollar, Brazilian real and Euro, which led to an unfavorable foreign currency impact on sales of $9.4 million. The fourth quarter of fiscal 2015 adjusted consolidated net income of $23.0 million or $0.51 per diluted share improved by $8.4 million or $0.20 per diluted share compared to the adjusted consolidated net income of the fourth quarter of fiscal 2014.

Consolidated net sales for fiscal 2015 were $1.89 billion. Consolidated net sales increased $65 million or 3.5% before the impact of unfavorable currency rates. Consolidated net sales increased $36 million or 1.9% from fiscal 2014, which includes $29 million related to unfavorable currency rates. The increase in net sales is due to the results from the Allmand and Billy Goat acquisitions, a 3% increase in global engine unit shipments and higher sales of commercial lawn and garden equipment and pressure washers in North America. Partially offsetting the increase were reduced sales of generators, unfavorable engine sales mix and the planned actions to narrow the assortment of lower-priced Snapper consumer lawn and garden equipment. Fiscal 2015 adjusted consolidated net income of $64.8 million or $1.42 per diluted share improved by $25.8 million or $0.60 per diluted share due to improved margins in the engines and products businesses due to cost reductions including restructuring plan savings, new product introductions with higher margins, and the impact of completing two acquisitions, partially offset by an unfavorable foreign currency impact of approximately $7.6 million.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Beginning in fiscal 2015, the Company is using “segment income (loss)” as the primary measure to evaluate operating performance and allocate capital resources for the Engines and Products segments. Previously, the Company used income from operations. Segment income (loss) is defined as income (loss) from operations plus equity in earnings of unconsolidated affiliates. The Company has recast prior year amounts for comparability, and has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2015	2014	2015	2014
Net Sales	$351,847	$317,769	$1,208,914	$1,219,627

Gross Profit as Reported	$78,198	$70,018	$267,778	$257,441
Restructuring Charges	—	477	—	3,099
Adjusted Gross Profit	$78,198	$70,495	$267,778	$260,540

Gross Profit % as Reported	22.2%	22.0%	22.2%	21.1%
Adjusted Gross Profit %	22.2%	22.2%	22.2%	21.4%

Segment Income as Reported	$33,914	$23,495	$93,880	$78,300
Restructuring Charges	—	477	—	3,524
Adjusted Segment Income	$33,914	$23,972	$93,880	$81,824

Segment Income % as Reported	9.6%	7.4%	7.8%	6.4%
Adjusted Segment Income %	9.6%	7.5%	7.8%	6.7%

Net sales in the fourth quarter of fiscal 2015 increased by $34 million or 10.7% from the prior year. Total engine volumes shipped in the quarter increased by 25.1% or approximately 500,000 engines, largely due to higher shipments of small engines used on walk mowers to OEM customers in our key markets on improved market conditions this lawn and garden season. Partially offsetting the sales volume increase was the impact of an unfavorable sales mix as shipments of large engines for riding equipment decreased in the current year due to elevated channel inventories coming into the season that have been worked down during the year. In addition, unfavorable foreign currency negatively impacted net sales by approximately $6.6 million, largely due to the weakening of the Euro.

Adjusted segment income in the fourth quarter of fiscal 2015 increased by $9.9 million from the prior year. The adjusted gross profit percentage was 22.2% in the fourth quarter of fiscal 2015, consistent with the prior year. The previously announced retirement plan changes improved adjusted gross profit margins by approximately 90 basis points. Mostly offsetting this improvement was the impact of unfavorable foreign currency rates, primarily related to the Euro, which reduced adjusted gross profit margins by approximately 80 basis points. The benefit of lower material costs was largely offset by unfavorable absorption of fixed manufacturing costs due to reduced production of large engines.

Engineering, selling, general and administrative expenses for the fourth quarter of fiscal 2015 decreased $2.4 million largely due to the retirement plan changes. Higher compensation expense in fiscal 2015 was offset by the benefit of the movement in foreign currency rates.

Fiscal 2015 net sales decreased by $11 million reflecting an unfavorable foreign currency impact of approximately $15.3 million, an approximate 3% increase in unit shipments of global engines and an unfavorable mix of engines sold. Fiscal 2015 sales skewed proportionately towards small engines due to elevated levels of large engines in the channel entering this lawn and garden season. Adjusted segment income increased by $12.1 million in fiscal 2015 due to increased engine shipments and retirement plan savings of $17.3 million. An unfavorable foreign currency impact of approximately $4.6 million and higher compensation expense partially offset the improvement in adjusted segment income.

Products Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2015	2014	2015	2014
Net Sales	$212,251	$206,558	$788,564	$736,312

Gross Profit as Reported	$24,763	$25,533	$89,268	$87,682
Restructuring Charges	3,508	660	24,288	2,742
Acquisition Related Charges	250	—	1,422	—
Adjusted Gross Profit	$28,521	$26,193	$114,978	$90,424

Gross Profit % as Reported	11.7%	12.4%	11.3%	11.9%
Adjusted Gross Profit %	13.4%	12.7%	14.6%	12.3%

Segment Loss as Reported	$(2,323)	$(10,655)	$(22,447)	$(27,438)
Restructuring Charges	4,027	933	27,288	3,015
Goodwill and Tradename Impairment	—	8,460	—	8,460
Acquisition Related Charges	474	—	2,115	—
Adjusted Segment Income (Loss)	$2,178	$(1,262)	$6,956	$(15,963)

Segment Loss % as Reported	(1.1)%	(5.2)%	(2.8)%	(3.7)%
Adjusted Segment Income (Loss) %	1.0%	(0.6)%	0.9%	(2.2)%

Net sales in the fourth quarter of fiscal 2015 increased by $6 million or 2.7% from the prior year. This increase was due to the results from the Allmand and Billy Goat acquisitions, higher commercial lawn and garden equipment sales, and higher pressure washer sales. In addition, the Company’s focus on selling higher margin lawn and garden equipment resulted in a favorable mix of products sold. Partially offsetting the increase was an unfavorable foreign currency impact of approximately $2.8 million, primarily related to the weakening of the Australian dollar and Brazilian real. Net sales also decreased due to the planned actions to narrow the assortment of lower priced Snapper consumer lawn and garden equipment and lower generator sales due to fewer major power outages.

Adjusted segment income in the fourth quarter of fiscal 2015 improved by $3.4 million from the prior year adjusted segment loss. The adjusted gross profit percentage of 13.4% in the fourth quarter of fiscal 2015 was an increase of 70 basis points year over year. Adjusted gross margins improved by 130 basis points due to increased manufacturing efficiencies, including $2.6 million of incremental savings realized from restructuring actions. Increased pricing and favorable sales mix improved adjusted gross margins by approximately 90 basis points. Partially offsetting the higher gross profit margins was a 7.4% reduction in manufacturing throughput during the fourth quarter of fiscal 2015, which led to a decrease in the adjusted gross profit percentage of approximately 130 basis points. Production had been accelerated into earlier quarters in fiscal 2015 to facilitate the closure of the McDonough, Georgia plant. In addition, the strengthening of the US dollar resulted in a decrease to the adjusted gross profit percentage of approximately 20 basis points.

Adjusted engineering, selling, general and administrative expenses in the fourth quarter of fiscal 2015 decreased $0.7 million from the prior year largely due to $2.2 million in savings related to the restructuring actions and $0.8 related to foreign currency, partially offset by higher expenses due to the Allmand and Billy Goat acquisitions and increased compensation expense.

Fiscal 2015 net sales increased by $52 million, or 7.1%, including a $13.6 million unfavorable foreign currency impact. The increase is due to the results of the Allmand and Billy Goat acquisitions, higher commercial lawn and garden equipment sales, higher sales in Australia on an improved lawn and garden season and higher pressure washer sales. Partially offsetting the increase are reduced sales of generators due to fewer major power outages, and the planned actions to narrow the assortment of lower-priced Snapper consumer lawn and garden equipment. Adjusted segment income improved by $22.9 million in fiscal 2015. The improvement is due to restructuring savings of $10.0 million, the results of the acquisitions, a 13.0% increase in manufacturing throughput and favorable sales mix due to our focus on selling higher margin equipment. The improvement was partially offset by an unfavorable foreign currency impact of approximately $5.6 million and higher compensation expense.

Allmand Bros., Inc. and Billy Goat Industries, Inc. Acquisitions:

On August 29, 2014, the Company completed the acquisition of Allmand Bros., Inc. for approximately $59.9 million in cash, net of cash acquired. Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards. Allmand is included within the Products segment.

On May 20, 2015, the Company acquired all of the outstanding shares of Billy Goat Industries, Inc. for approximately $28.3 million, net of cash acquired, subject to customary post-closing working capital adjustments. Billy Goat is a leading manufacturer of specialty turf equipment, which includes aerators, sod cutters, overseeders, power rakes, brush cutters, walk behind blowers, lawn vacuums, and debris loaders. Billy Goat is included within the Products segment.

Corporate Items:

The effective tax rates for the fourth quarter and year ended fiscal 2015 were 32.6% and 19.8%, respectively, compared to 14.8% and 23.7% for the same respective periods last year. The tax rate for the year ended fiscal 2015 was lower than statutory rates due to a net tax benefit of $5 million related to recognizing incremental federal research & development tax credits related to prior years.  In addition, the year ended fiscal 2015 tax rate was impacted by the reversal of previously recorded reserves as a result of the favorable resolution of an IRS audit.  The tax rate for the fourth quarter of fiscal 2014 was lower than the statutory rate due to the impact of foreign operations subject to lower statutory tax rates compared with the U.S. The year ended fiscal 2014 tax rate included a taxpayer election filed pursuant to the outcome of a U.S. court case that provided the Company precedent to record a tax benefit of $2.9 million for the permanent exclusion of qualified export activity from prior years’ taxable income.

Financial Position:

Net debt at June 28, 2015 was $106.6 million (total debt of $225.0 million less $118.4 million of cash), or $76.3 million higher than the $30.3 million (total debt of $225.0 million less $194.7 million of cash) at June 29, 2014. Cash flows provided by operating activities for fiscal 2015 were $148.1 million compared to $127.1 million in fiscal 2014. The increase in operating cash flows was primarily related to higher net income and improvements in working capital excluding the impact of acquisitions. In addition, the Company paid cash of $88.1 million for the Allmand and Billy Goat acquisitions in fiscal 2015 compared to no acquisitions in fiscal 2014.

Restructuring:

During the fourth quarter of fiscal 2015, the Company made progress on implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. The Company ceased production at the McDonough, Georgia plant during the fourth quarter of fiscal 2015 and has begun producing pressure washers and snow throwers at its Milwaukee, Wisconsin plant. Production of riding mowers at the Wisconsin plant will begin in the first half of fiscal 2016. Pre-tax restructuring costs for the fourth quarter and twelve months ended June 28, 2015 were $4.0 million and $27.3 million, respectively, and pre-tax savings were $4.8 million and $10.0 million, respectively. Incremental pre-tax restructuring costs in fiscal 2016 are expected to be $4 million to $8 million. Incremental cost savings as a result of these actions are anticipated to be approximately $5 million to $7 million in fiscal 2016.

Share Repurchase Program:

On January 22, 2014, the Board of Directors of the Company authorized up to $50 million in funds for use in the Company’s common share repurchase program. On August 13, 2014, the Board of Directors authorized up to an additional $50 million in funds for use in the common share repurchase program. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During fiscal 2015, the Company repurchased approximately 2.4 million shares on the open market at an average price of $19.42 per share. As of June 28, 2015, the Company has remaining authorization to repurchase up to approximately $40 million of common stock with an expiration date of June 30, 2016.

Outlook:
For fiscal 2016, we anticipate net sales to be in a range of $1.90 to $1.96 billion. This sales range contemplates modest organic growth with our expectations of the U.S. and European markets to improve by 1% to 3% for the next season. Acquisitions completed in fiscal 2015 are expected to add 2% to net sales and reflects lower capital spending levels by oil and gas companies based on lower oil pricing compared with last year. Offsetting organic and acquisition growth are sales headwinds of approximately 2% related to our reduction of the lower margin Snapper SKUs that were sold down this season and unfavorable net foreign currency impacts related to a strong U.S. dollar relative to many of the currencies we sell in.

We estimate fiscal 2016 net income to be in a range of $54 to $61 million or $1.20 to $1.36. The earnings for fiscal 2016 reflect a return to a more normalized tax rate in the range of 32% to 34% which represents a reduced benefit of approximately $0.14 per diluted share from fiscal 2015. In addition, unfavorable foreign currency impacts in fiscal 2016 are estimated at approximately $10 million pre-tax, or $0.15 per diluted share, net of the pricing and cost reduction actions we are taking in order offset the impact of currencies. Also in fiscal 2016, we are required to adopt new mortality tables to value our pension liability that will increase pension expense by approximately $0.06 per diluted share. Offsetting these headwinds is organic and acquisition sales growth and the remaining benefit of the Products restructuring actions. After factoring out the tax benefit that will not re-occur, the foreign currency headwinds, and the required pension changes, the mid-point of our earnings range for fiscal 2016 contemplates approximately 20% growth in earnings compared with fiscal 2015.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.basco.com/investor relations.

Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1649163.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro® Ferris®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2015	2014	2015	2014
NET SALES	$538,819	$496,761	$1,894,750	$1,859,060
COST OF GOODS SOLD	430,480	400,288	1,511,363	1,506,436
RESTRUCTURING CHARGES	3,508	1,137	24,288	5,841
Gross Profit	104,831	95,336	359,099	346,783

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	73,149	75,965	289,916	291,367
RESTRUCTURING CHARGES	519	273	3,000	698
GOODWILL IMPAIRMENT	—	2,960	—	2,960
TRADENAME IMPAIRMENT	—	5,500	—	5,500
Income from Operations	31,163	10,638	66,183	46,258

INTEREST EXPENSE	(4,891)	(4,644)	(19,532)	(18,466)
OTHER INCOME	3,558	3,205	10,307	9,342
Income before Income Taxes	29,830	9,199	56,958	37,134

PROVISION FOR INCOME TAXES	9,729	1,358	11,271	8,787
Net Income	$20,101	$7,841	$45,687	$28,347

EARNINGS PER SHARE
Basic	$0.45	$0.17	$1.00	$0.59
Diluted	0.45	0.17	1.00	0.59

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	43,754	45,814	44,392	46,366
Diluted	43,847	45,909	44,442	46,436

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal June
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2015	2014
Cash and Cash Equivalents	$118,390	$194,668
Accounts Receivable, Net	215,841	220,590
Inventories	378,688	376,103
Deferred Income Tax Asset	45,871	48,958
Prepaid Expenses and Other Current Assets	36,453	30,016
Total Current Assets	795,243	870,335

OTHER ASSETS:
Goodwill	165,522	144,522
Investments	30,779	27,137
Debt Issuance Costs, Net	3,714	4,671
Other Intangible Assets, Net	111,280	80,317
Deferred Income Tax Asset	22,452	15,178
Other Long-Term Assets, Net	15,134	10,539
Total Other Assets	348,881	282,364

PLANT AND EQUIPMENT:
At Cost	1,035,326	1,035,848
Less - Accumulated Depreciation	720,488	738,841
Plant and Equipment, Net	314,838	297,007
	$1,458,962	$1,449,706

CURRENT LIABILITIES:
Accounts Payable	$182,676	$169,271
Accrued Liabilities	152,440	133,916
Total Current Liabilities	335,116	303,187

OTHER LIABILITIES:
Accrued Pension Cost	208,623	126,529
Accrued Employee Benefits	23,298	24,491
Accrued Postretirement Health Care Obligation	47,545	59,290
Deferred Income Tax Liability	223	—
Other Long-Term Liabilities	44,907	38,775
Long-Term Debt	225,000	225,000
Total Other Liabilities	549,596	474,085

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,272	78,466
Retained Earnings	1,071,493	1,048,466
Accumulated Other Comprehensive Loss	(279,110)	(195,257)
Treasury Stock, at Cost	(295,984)	(259,820)
Total Shareholders' Investment	574,250	672,434
	$1,458,962	$1,449,706

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended Fiscal June
CASH FLOWS FROM OPERATING ACTIVITIES:	2015	2014
Net Income	$45,687	$28,347
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	52,260	50,343
Stock Compensation Expense	6,227	7,174
Goodwill and Tradename Impairment	—	8,460
Loss on Disposition of Plant and Equipment	265	465
Provision (Credit) for Deferred Income Taxes	7,648	(5,396)
Equity in Earnings of Unconsolidated Affiliates	(7,303)	(6,264)
Dividends Received from Unconsolidated Affiliates	4,628	4,069
Non-Cash Restructuring Charges	11,257	4,231
Changes in Operating Assets and Liabilities:
Accounts Receivable	21,461	(29,211)
Inventories	12,079	30,775
Other Current Assets	5,444	(9,304)
Accounts Payable, Accrued Liabilities and Income Taxes	(2,508)	47,867
Other, Net	(9,049)	(4,477)
Net Cash Provided by Operating Activities	148,096	127,079

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(71,710)	(60,371)
Cash Paid for Acquisitions, Net of Cash Acquired	(88,144)	—
Proceeds Received on Disposition of Plant and Equipment	2,117	628
Other, Net	(250)	—
Net Cash Used in Investing Activities	(157,987)	(59,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Repayments of Short-Term Debt	—	(300)
Debt Issuance Costs	—	(949)
Cash Dividends Paid	(22,559)	(22,697)
Stock Option Exercise Proceeds and Tax Benefits	5,126	5,402
Treasury Stock Purchases	(47,045)	(43,047)
Net Cash Used in Financing Activities	(64,478)	(61,591)

EFFECT OF EXCHANGE RATE CHANGES	(1,909)	478
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(76,278)	6,223
CASH AND CASH EQUIVALENTS, Beginning	194,668	188,445
CASH AND CASH EQUIVALENTS, Ending	$118,390	$194,668

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June
	2015 Reported	Adjustments(1)	2015 Adjusted	2014 Reported	Adjustments(1)	2014 Adjusted
NET SALES:
Engines	$351,847	$—	$351,847	$317,769	$—	$317,769
Products	212,251	—	212,251	206,588	—	206,588
Inter-Segment Eliminations	(25,279)	—	(25,279)	(27,596)	—	(27,596)
Total	$538,819	$—	$538,819	$496,761	$—	$496,761
GROSS PROFIT:
Engines	$78,198	$—	$78,198	$70,018	$477	$70,495
Products	24,763	3,758	28,521	25,533	660	26,193
Inter-Segment Eliminations	1,870	—	1,870	(215)	—	(215)
Total	$104,831	$3,758	$108,589	$95,336	$1,137	$96,473
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Engines	$45,953	$—	$45,953	$48,333	$—	$48,333
Products	27,196	224	26,972	27,632	—	27,632
Total	$73,149	$224	$72,925	$75,965	$—	$75,965
RESTRUCTURING CHARGES AND GOODWILL AND TRADENAME IMPAIRMENT
Engines	$—	$—	$—	$—	$—	$—
Products	519	519	—	8,733	8,733	—
Total	$519	$519	$—	$8,733	$8,733	$—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES
Engines	$1,669	$—	$1,669	$1,810	$—	$1,810
Products	629	—	629	177	—	177
Total	$2,298	$—	$2,298	$1,987	$—	$1,987
SEGMENT INCOME (LOSS) (2)
Engines	$33,914	$—	$33,914	$23,495	$477	$23,972
Products	(2,323)	4,501	2,178	(10,655)	9,393	(1,262)
Inter-Segment Eliminations	1,870	—	1,870	(215)	—	(215)
Total	$33,461	$4,501	$37,962	$12,625	$9,870	$22,495

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	2,298	—	2,298	1,987	—	1,987
Income from Operations	$31,163	$4,501	$35,664	$10,638	$9,870	$20,508

INTEREST EXPENSE	(4,891)	—	(4,891)	(4,644)	—	(4,644)
OTHER INCOME	3,558	—	3,558	3,205	—	3,205
Income Before Income Taxes	29,830	4,501	34,331	9,199	9,870	19,069
PROVISION FOR INCOME TAXES	9,729	1,564	11,293	1,358	3,122	4,480
Net Income	$20,101	$2,937	$23,038	$7,841	$6,748	$14,589

EARNINGS PER SHARE
Basic	$0.45	$0.06	$0.51	$0.17	$0.14	$0.31
Diluted	0.45	0.06	0.51	0.17	0.14	0.31
(1) For the fourth quarter of fiscal 2015, includes restructuring charges of $4,027 net of $1,398 of taxes and acquisition-related charges of $474 net of $166 of taxes. For the fourth quarter of fiscal 2014, includes restructuring charges of $1,410 net of $191 of taxes and goodwill and tradename impairment of $8,460 net of $2,931 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Twelve Months Ended Fiscal June
	2015 Reported	Adjustments(1)	2015 Adjusted	2014 Reported	Adjustments(1)	2014 Adjusted
NET SALES:
Engines	$1,208,914	$—	$1,208,914	$1,219,627	$—	$1,219,627
Products	788,564	—	788,564	736,312	—	736,312
Inter-Segment Eliminations	(102,728)	—	(102,728)	(96,879)	—	(96,879)
Total	$1,894,750	$—	$1,894,750	$1,859,060	$—	$1,859,060
GROSS PROFIT:
Engines	$267,778	$—	$267,778	$257,441	$3,099	$260,540
Products	89,268	25,710	114,978	87,682	2,742	90,424
Inter-Segment Eliminations	2,053	—	2,053	1,660	—	1,660
Total	$359,099	$25,710	$384,809	$346,783	$5,841	$352,624
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Engines	$179,566	$—	$179,566	$184,803	$—	$184,803
Products	110,350	693	109,657	106,564	—	106,564
Total	$289,916	$693	$289,223	$291,367	$—	$291,367
RESTRUCTURING CHARGES AND GOODWILL AND TRADENAME IMPAIRMENT
Engines	$—	$—	$—	$425	$425	$—
Products	3,000	3,000	—	8,733	8,733	—
Total	$3,000	$3,000	$—	$9,158	$9,158	$—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES
Engines	$5,668	$—	$5,668	$6,087	$—	$6,087
Products	1,635	—	1,635	177	—	177
Total	$7,303	$—	$7,303	$6,264	$—	$6,264
SEGMENT INCOME (LOSS) (2)
Engines	$93,880	$—	$93,880	$78,300	$3,524	$81,824
Products	(22,447)	29,403	6,956	(27,438)	11,475	(15,963)
Inter-Segment Eliminations	2,053	—	2,053	1,660	—	1,660
Total	$73,486	$29,403	$102,889	$52,522	$14,999	$67,521

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates	7,303	—	7,303	6,264	—	6,264
Income from Operations	$66,183	$29,403	$95,586	$46,258	$14,999	$61,257

INTEREST EXPENSE	(19,532)	—	(19,532)	(18,466)	—	(18,466)
OTHER INCOME	10,307	—	10,307	9,342	—	9,342
Income Before Income Taxes	56,958	29,403	86,361	37,134	14,999	52,133
PROVISION FOR INCOME TAXES	11,271	10,280	21,551	8,787	4,307	13,094
Net Income	$45,687	$19,123	$64,810	$28,347	$10,692	$39,039

EARNINGS PER SHARE
Basic	$1.00	$0.42	$1.42	$0.59	$0.23	$0.82
Diluted	1.00	0.42	1.42	0.59	0.23	0.82
(1) For the twelve months of fiscal 2015, includes restructuring charges of $27,288 net of $9,539 of taxes and acquisition-related charges of $2,115 net of $741 of taxes. For the twelve months of fiscal 2014, includes restructuring charges of $6,539 net of $1,376 of taxes and goodwill and tradename impairment of $8,460 net of $2,931 of taxes.
(2) The company defines segment income (loss) as income (loss) from operations plus equity in earnings of unconsolidated affiliates.